Filed Pursuant to Rule 433

Registration Statement No. 333-196343

December 7, 2015

THE TORONTO-DOMINION BANK

US$1,750,000,000 2.500% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2020

FINAL TERM SHEET

DATED DECEMBER 7, 2015

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated December 7, 2015, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 6, 2014 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 6, 2014.

Issuer:	The Toronto-Dominion Bank

Issue:	2.500% Senior Medium-Term Notes, Series A, due 2020 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: negative)

Principal Amount:	US$1,750,000,000

Issue Price:	99.785%

Trade Date:	December 7, 2015

Settlement Date (T+5)[2]:	December 14, 2015 (DTC)

Maturity Date:	December 14, 2020

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	2.500%

Treasury Benchmark:	UST 1.625% due November 30, 2020

Treasury Benchmark Price:	99-25

Treasury Benchmark Yield:	1.671%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Re-offer Spread to Treasury Benchmark:	T + 87.5 basis points

Re-Offer Yield:	2.546%

Commissions:	0.350%

Interest Payment Dates:	Semi-annually on June 14 and December 14 of each year, beginning June 14, 2016.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:	Desjardins Securities Inc. Merrill Lynch, Pierce Fenner & Smith Incorporated nabSecurities, LLC The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

CUSIP / ISIN:	89114QBC1 / US89114QBC15

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Morgan Stanley & Co. LLC at 1-866-718-1649, J.P. Morgan Securities LLC at 1-212-834-4533 and UBS Securities LLC at 1-888-827-7275.